Exhibit 21.1

SUBSIDIARIES OF AVENUE ENTERTAINMENT GROUP, INC.

Subsidiary	Owner
Avenue Pictures, Inc., a Delaware corporation	Avenue Entertainment Group, Inc. 100%

Wombat Productions, Inc., a Delaware corporation	Avenue Entertainment Group, Inc. 100%